Exhinit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos: 333-152637, 333- 198525, 333-205371, 333-239620) of our report dated April 29, 2025, with respect to our audit of the consolidated financial statements of Xinyuan Real Estate Co., Ltd. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 20-F for the years ended December 31, 2024 and 2023. Our report on the Company’s financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Assentsure PAC

Singapore

April 29, 2025